Exhibit (a)(3)(c)

SCHEDULE A

(as revised November 6, 2013)

TO

TRUST INSTRUMENT OF CONESTOGA FUNDS

DATED FEBRUARY 5, 2002

and

AMENDED AND RESTATED AS OF JULY 17, 2002

Establishment of Series of the Trust

Series

Date Established

Conestoga Small Cap Fund

February 5, 2002

Institutional Advisors LargeCap Fund

November 20, 2008

Conestoga Mid Cap Fund

November 17, 2011

Conestoga SMid Cap Fund

November 6, 2013

A-1

PHTRANS/ 1456578.2